Exhibit 3.15
Articles of Incorporation — For Profit

1.	Name of Corporation:
Susquehanna Radio Services, Inc.

2.	Registered Office:
140 East Market Street
York, PA 17401

3.	The corporation is incorporated under the provisions of the:
Business Corporation Law of 1988.

4.	The aggregate number of shares authorized:
1,000

5.	The name and address, including number and street, if any, of each incorporator (all incorporators must sign below):

Craig W. Bremer
Name (print)

140 East Market Street, York, PA 17401

6.	The specified effective date, if any: 01/01/2002
          IN TESTIMONY WHEREOF, the incorporator(s) has/have signed these Articles of Incorporation this 21st day of December, 2001.

/s/ Craig W. Bremer